UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

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the Securities Exchange Act of 1934 (Amendment No.              )

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RITE AID CORPORATION
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CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

The following information includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are often identified by terms and phrases such as “anticipate,” “believe,” “intend,” “estimate,” “expect,” “continue,” “should,” “could,” “may,” “plan,” “project,” “predict,” “will” and similar expressions and include references to assumptions and relate to our future prospects, developments and business strategies.

Factors that could cause actual results to differ materially from those expressed or implied in such forward-looking statements include, but are not limited to:

•       our high level of indebtedness;

•       our ability to make interest and principal payments on our debt and satisfy the other covenants contained in our senior secured credit facility and other debt agreements;

•       our ability to improve the operating performance of our existing stores in accordance with our long term strategy;

•       our ability to hire and retain pharmacists and other store personnel;

•       our ability to open or relocate stores according to our real estate development program;

•       the efforts of private and public third-party payors to reduce prescription drug reimbursement and encourage mail order;

•       competitive pricing pressures and continued consolidation of the drugstore industry;

•       changes in state or federal legislation or regulations;

•       the outcome of lawsuits and governmental investigations;

•       general economic conditions and inflation, interest rate movements and access to capital;

•       our ability to consummate our pending acquisition of the Brooks and Eckerd drugstore chains, and realize the benefits of the pending acquisition; and

•       other risks and uncertainties described elsewhere in this filing and from time to time in our other filings with the Securities and Exchange Commission (“the SEC”).

We undertake no obligation to update or revise the forward-looking statements included herein, whether as a result of new information, future events or otherwise, after the date of this filing. Our actual results, performance or achievements could differ materially from the results expressed in, or implied by, these forward-looking statements. Factors that could cause or contribute to such differences are discussed in the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Overview and Factors Affecting Our Future Prospects” included in our Annual Report on Form 10-K for the fiscal year ended March 3, 2007.

To Our Fellow Stockholders, Customers and Associates:

Fiscal 2007 was a milestone year for Rite Aid. Total sales increased to $17. 5 billion as we filled more prescriptions, improved our operations and opened more than 100 new and relocated stores with our popular Customer World design. At the same time, we reached an agreement to acquire the Brooks and Eckerd drugstore chains, which will add over 1,800 stores to Rite Aid and transform our company overnight. We’ll grow to more than 5,000 stores, become the largest drugstore chain on the East Coast and significantly strengthen our place as the third largest national drugstore chain. We are creating a strong and successful future for your company.

Dramatically Accelerating Our Growth Strategy

Brooks Eckerd is a great strategic fit—70% of its stores are located where we already operate and acquiring them will dramatically jumpstart our plan to grow in key existing markets. We’ll increase our store count by nearly 55% and have the #1 or #2 positions in 78% of our major markets like Philadelphia, Baltimore, Pittsburgh, New York City and Washington, D.C. We’ll also enter Massachusetts, Rhode Island and North and South Carolina in a big way, with strong market positions in cities like Raleigh, Charlotte and Providence, and widen our footprint in Georgia and Virginia. This is in addition, of course, to our leading positions in major West Coast markets.

The acquisition will give us the scale to compete more effectively with our major rivals because we can leverage our systems, programs and best practices over a larger store base to achieve substantial cost savings and grow sales. It will also strengthen our ability to take advantage of the considerable growth opportunities driven by an aging population, increasing use of drug therapy and the introduction of more affordable generic drugs. Having more than 5,000 stores also will enable us to better withstand both industry and competitive challenges.

Our stockholders are excited about the transaction, giving their overwhelming approval at a special meeting in January. Our associates are excited too, and they have worked hard with our leadership team to develop a detailed integration plan for a smooth transition. With our team’s substantial experience with past mergers, we’re ready to hit the ground running as soon as the transaction closes. We expect that to be around the time you receive this report.

Improving Our Business, Turning Pharmacy Around

Our accomplishments this past year have put us in a good position to take on the integration. We grew our same-store pharmacy sales and increased the number of prescriptions we filled every quarter, further evidence that we have turned our pharmacy business around. Our emphasis on health and wellness, marketing programs especially targeted to seniors, prescription file buys and expanded managed care relationships helped attract new pharmacy customers to Rite Aid. We also saw solid gains in non-pharmacy sales and significantly increased revenues from our more than 2,500 Rite Aid private brand products, which save customers money and deliver higher margins. Our focus on improving execution in the stores also paid off, both on the bottom line and in the shopping experience, as customer satisfaction ratings once again improved over the year before. And our team did a great job of expense control.

We filled more generic prescriptions, saving money for both patients and health plans, as our industry-leading generic dispense rate climbed to 64% by year end. Although their lower prices depress sales growth, generics are more profitable than their branded counterparts and help reduce overall health care costs. With another $10 billion or more of branded drugs set to come off patent in 2007, we expect to beat our goal of a 66% generic dispense rate this year.

Seniors helped fuel our prescription growth thanks to Medicare Part D and our Living More senior loyalty program, the only program of its kind in the drugstore industry. Geared to patients aged 60 and over, Living More offers a variety of non-pharmacy discounts as well as health and wellness benefits, including newsletters from our pharmacists targeted to specific health conditions. We’ve already enrolled more than 2.6 million members, who spend twice as much as our other senior customers, helping to also boost non-pharmacy sales. Our goal is to double enrollment over the next several years.

Our ongoing health and wellness marketing programs around conditions like diabetes, skin care, allergies and heart health enabled us to cross sell the pharmacy and the front of the store and continued to differentiate Rite Aid from the competition. So did our approximately 1,300 GNC “Living Well” vitamin departments, which make it easier for our customers to stay fit. More Rite Aid stores will get GNC departments this year.

In support of our strategic vision to be the customer’s first choice for health and wellness products, services and information, we added in-store clinics to some of our stores in California. But instead of adopting a cookie cutter approach, we believe partnering with local and regional organizations that already have a reputation for superior health care will deliver the best results. That’s why we opened clinics with Sutter Health, a well-respected hospital and health care system, in Sacramento and with Lindora, recognized for weight management programs at its 35 Lindora medical clinics, in Orange County. We’ll follow this strategy to expand the concept to more of our stores.

Maintaining Momentum in Fiscal 2008

Our focus on core Rite Aid will not change because of the acquisition. In fiscal 2008, we’ll continue to concentrate on the critical priorities that worked for us this past year. That means developing and expanding our initiatives that profitably grow pharmacy sales and the number of prescriptions we fill, increase profitable front end sales, improve customer and associate satisfaction, strengthen operational execution and focus on spend management.

We’ll make a significant investment in our existing store base this year by upgrading front-of-the-store technology and remodeling more stores. We expect to open 125 new and relocated Customer World stores as part of our plan to add nearly 1,000 new stores over the next five years. We’ll also continue to look for prescription file buys and other acquisitions that make strategic and financial sense.

Planning a Smooth, Successful Integration

Of course, we’ve added another critical priority to our list: the successful integration of the Brooks and Eckerd stores. We’re getting good stores in good locations and are eager to integrate them into Rite Aid. And we’ve got the infrastructure, management team, best practices and plan to do it. But at the same time, we know how important it is to limit disruption to our customers and associates and maintain the continuity of our business. So instead of one Big Bang, we’ve adopted a four-phased approach.

By the time you read this, we will be finished with Phase 1, which includes getting the acquired stores and six distribution centers ready so we can communicate with them the day they become Rite Aid and start the integration as soon as we close.

Phase 2 will start right after we finalize the transaction. Our plan is to convert the acquired distribution centers the first 90 days so we can add 8,000 additional non-pharmacy items, including Rite Aid private brand products, to the stores in the first few months. At the same time, we’ll test our full conversion process on 23 pilot stores to make sure our plan works as intended. Next we’ll start replacing all Brooks Eckerd store systems with Rite Aid systems so our more than 5,000 stores will be connected by one network by the end of this fiscal year. During this phase, we’ll also introduce our Living More senior loyalty program and other health and wellness programs and services to our new customers.

Once systems are converted, a store will move into Phase 3 or the “Now I’m a Rite Aid” phase. This means a minor remodel that includes upgraded décor with elements of our Customer World design and a full merchandise reset modeled after our current Rite Aid assortment. This is when exterior signs will permanently change to Rite Aid.

We will have extensive training programs and support systems in place for phases 2 and 3, detailed metrics to monitor our progress and a marketing program that tells customers what’s happening every step of the way. Because our plan is designed to limit disruption to our business—and because we’ll slow integration activities during the busy Thanksgiving and Christmas season—we expect Phase 3 to be substantially completed about 16 months from close.

Phase 4 will take place over the next several years when we fully remodel almost all of the acquired stores. When we’ve completed this phase, we expect to have invested a total of more than $1 billion in the acquired stores and distribution network.

Benefiting Shareholders With More than 5,000 Stores

The day we acquire Brooks Eckerd, Rite Aid will become a Fortune 100 company with about $27 billion in sales and about 116,000 associates. While we expect a net loss in fiscal 2008 because of the acquisition, we expect the annual cost savings from combining the two companies to be accretive to earnings by $.18 to $.20 cents per diluted share in fiscal 2009, which begins next March. And we believe further margin and revenue upside could be significant as we benefit from additional purchasing efficiencies and improving operations at the Brooks Eckerd stores, like increasing the productivity of their front of store sales, which are now on average 35% less productive than at Rite Aid. While we will take on more debt to pay for Brooks Eckerd, we expect to reduce our debt ratio to below the level it is today by the end of fiscal 2009.

In closing, we’d like to give special thanks to the Rite Aid team for their contributions this past year, not only to improving our core business but also for the hundreds of thousands of hours many of them collectively spent getting ready for the Brooks Eckerd integration. We continually appreciate their commitment to our future and their eagerness to take on additional responsibilities to make sure the process goes smoothly.

We welcome in advance the 46,000 Brooks Eckerd associates who will be joining Rite Aid. We’ve met hundreds of them over the last nine months, and they share our vision to use both of our strengths to make Rite Aid one great company. Brooks Eckerd customers can rest assured they will continue to be served by the same friendly faces and that their stores will be supported by the same talented field management team. We thank the Brooks Eckerd members of our integration team for sharing their best practices and valuable insight to help develop the best integration plan.

We thank our customers for their loyalty and promise to keep focused on serving them better every day and look forward to introducing the Rite Aid experience to many new shoppers. We thank our suppliers, who are terrific partners, and have pledged to support our move to more than 5,000 stores. We thank our Board of Directors for challenging us to be our best and appreciate their wise counsel in all aspects of our business.

And we thank our stockholders for their continued support, especially for their overwhelming approval of the Brooks Eckerd acquisition, and hope their patience has been rewarded with the 42% increase in our stock price this past fiscal year. We are proud of our accomplishments in fiscal 2007 and excited about the opportunities ahead for our industry and our company. While we know there will also be challenges, we believe we have the right initiatives to continue to improve our core business, the right plan for a successful Brooks Eckerd integration and the right team to do both and continue to deliver value to our shareholders. And we are both very excited and energized about what we believe is a very bright future for Rite Aid.

Robert G. Miller	Mary Sammons
Chairman	President, CEO and Director